Free Writing Prospectus (To the Prospectus dated September 21, 2005 and Prospectus Supplement dated November 1, 2006)	Filed Pursuant to Rule 433 Registration No. 333-126811 July 16, 2007

$[•] Automatically Redeemable SMORESSM Notes due October 25, 2029 Class A1 Notes, Class A2 Notes, Class B1 Notes and Class B2 Notes Medium-Term Notes, Series A, No. [•]

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Issue Date:	August 3, 2007
Maturity Date:	October 25, 2029
Participation Rate.	100%
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Interest Details per class of Notes. Each class of Notes is being offered separately.

Issuance	Interest Rate	Flat Price at Issuance	Accrued Interest at Issuance	Full Price at Issuance	Interest Accrual Period Corresponding to each Interest Payment Date	CUSIP / ISIN
Class A1 Notes	[•]% per annum	100.000	0.000	100.000

For the first interest payment date, the period from and including the issue date to but excluding such interest payment date.

For subsequent interest payment dates, the one-month period from the immediately preceding interest payment date to but excluding such interest payment date.

						06739FFL0 / US06739FFL04

Class A2 Notes	[•]% per annum	100.000	0.000	100.000

For the first interest payment date, the period from and including the issue date to but excluding such interest payment date.

For subsequent interest payment dates, the one-month period from the immediately preceding interest payment date to but excluding such interest payment date.

						06739FFM8 / US06739FFM86

Class B1 Notes	[•] % per annum	100.000	Interest Rate x 2/360 (from and including the first calendar day of the month of issuance to but excluding the issue date)	100.000 plus accrued interest at issuance	The calendar month preceding the month in which such interest payment date occurs.	06739FFN6 / US06739FFN69

Class B2 Notes	[•] % per annum	100.000	Interest Rate x 2/360 (from and including the first calendar day of the month of issuance to but excluding the issue date)	100.000 plus accrued interest at issuance	The calendar month preceding the month in which such interest payment date occurs.	06739FFP1 / US06739FFP18

The following terms relate to each separate offering of Notes, unless specified otherwise. Each class of Notes is being offered separately.

Interest Payment Date:	The 25th day of each calendar month, from September 2007 up to and including the maturity date or, if the Securities are automatically redeemed or redeemed at our option prior to maturity, the redemption date, subject in each case to the business day convention.

Optional Redemption Notification Date:	Last business day of the calendar month immediately preceding each interest payment date from the February 2008 interest payment date onwards (other than the maturity date). Assuming the Notes have not been automatically redeemed before such time, the first optional redemption notification date will be on January 31, 2008.

Review Date:	Fifth business day prior to an interest payment date (other than the maturity date)

Redemption Date:	The interest payment date immediately following either (1) a review date on which automatic redemption of the Notes is triggered or (2) an optional redemption notification date on which notice of optional redemption of the Notes is given by us to the trustee.

Reference Pool:	The Reference Pool is a pool of fixed-rate, level payment, fully amortizing mortgages formed by Fannie Mae. The Reference Pool is identified by Fannie Mae as MBS Pool Number 831368 and underlies the mortgage-backed security issued by Fannie Mae on March 1, 2006 with CUSIP No. 31407HTZ9.

Current Pool Factor:	The pool factor is an exact decimal, truncated to eight decimal places, equal to the total outstanding principal balance of all mortgages in the Reference Pool divided by the total original principal balance of all mortgages in the Reference Pool. Fannie Mae calculates and publishes the pool factor on or about the fourth business day of each month, and such pool factor is then reported by Bloomberg L.P. The most recent pool factor reported by Bloomberg L.P. on any review date is the Current Pool Factor for such review date.

Current Threshold Factor:	The threshold factor applicable to the Class A1 Notes and Class B1 Notes on each review date is set forth in Annex A to this document. The threshold factor applicable to the Class A2 Notes and Class B2 Notes on each review date is set forth in Annex B to this document.

Payment at Maturity:

If the Notes are not automatically redeemed or redeemed at our option prior to maturity and you hold your Notes to maturity, you will receive a cash payment at maturity equal to the principal amount of your Notes, in addition to one month’s interest payment.

Your principal is only protected if you hold the Notes to the earlier of maturity or redemption.

Optional Redemption	We may redeem any class of Notes, in whole but not in part, by giving written notice to the trustee of our intention to do so on any optional redemption notification date

Automatic Redemption:	Any class of Notes will be automatically redeemed, in whole but not in part, if, on any review date, the most recent pool factor reported by Bloomberg L.P. for the Reference Pool (the "Current Pool Factor") is less than or equal to the threshold factor applicable to such class of Notes on such review date (the "Current Threshold Factor").

Payment upon Redemption:

If the Notes are automatically redeemed or redeemed at our option, you will receive a cash payment on the redemption date equal to the principal amount of your Notes, in addition to one month’s interest payment.

Your principal is only protected if you hold the Notes to the earlier of maturity or redemption.

Business Day:	New York

Calculation Agent:	Barclays Bank PLC

Trustee:	Bank of New York

Business Day Convention:	Modified following

Day Count Convention:	30/360

Settlement:	DTC; global notes

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement and “ Risk Factors” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100% of the full price at issuance	[•]% of the full price at issuance	[•]% of the full price at issuance
Total - Class A1 Notes	$[•]	$[•]	$[•]
Total - Class A2 Notes	$[•]	$[•]	$[•]
Total - Class B1 Notes	$[•]	$[•]	$[•]
Total - Class B2 Notes	$[•]	$[•]	$[•]

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated September 21, 2005 and the prospectus supplement dated November 1, 2006, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus dated September 21, 2005, as supplemented by the prospectus supplement dated November 1, 2006 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This document, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated November 1, 2006 and prospectus dated September 21, 2005:

http://www.sec.gov/Archives/edgar/data/312070/000119312506219780/d424b2.htm

Our SEC file number is 1-10257. As used in this document, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

FREE WRITING PROSPECTUS

FREE WRITING PROSPECTUS SUMMARY	FWP-1
RISK FACTORS	FWP-5
THE REFERENCE POOL	FWP-9
ADDITIONAL TERMS OF THE NOTES	FWP-14
SUPPLEMENTAL TAX CONSIDERATIONS	FWP-14
TABLE OF THRESHOLD FACTORS FOR CLASS A1 NOTES / CLASS B1 NOTES	A-1
TABLE OF THRESHOLD FACTORS FOR CLASS A2 NOTES / CLASS B2 NOTES	B-1
PREPAYMENT HYPOTHETICALS	C-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-3
DESCRIPTION OF MEDIUM-TERM NOTES	S-19
TERMS OF THE NOTES	S-28
INTEREST MECHANICS	S-33
CERTAIN FEATURES OF THE NOTES	S-36
REFERENCE ASSETS	S-43
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-76
PLAN OF DISTRIBUTION	S-78
USE OF PROCEEDS AND HEDGING	S-80
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-80
VALIDITY OF SECURITIES	S-94

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
PRESENTATION OF FINANCIAL INFORMATION	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
RATIOS OF EARNING TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS AND OTHER APPROPRIATIONS	3
CAPITALIZATION AND INDEBTEDNESS	4
DESCRIPTION OF DEBT SECURITIES	5
DESCRIPTION OF PREFERENCE SHARES	25
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS	31
DESCRIPTION OF SHARE CAPITAL	36
TAX CONSIDERATIONS	37
PLAN OF DISTRIBUTION	51
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	54
WHERE YOU CAN FIND MORE INFORMATION	54
FURTHER INFORMATION	55
VALIDITY OF SECURITIES	55
EXPERTS	55
EXPENSES OF ISSUANCE AND DISTRIBUTION	55

FREE WRITING PROSPECTUS SUMMARY

This section summarizes the following aspects of the Notes:

•	What are the Notes and how do they work?

•	What are some of the risks of the Notes?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do the Notes perform?

What Are the Notes and How Do They Work?

Each of the Class A1 Notes, Class A2 Notes, Class B1 Notes and Class B2 Notes (together, the "Notes") represents a separate Notes offering. The Notes are senior debt issued by Barclays Bank PLC and are not secured by any collateral. The Notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The Notes will mature on October 25, 2029 unless they are automatically redeemed or redeemed at our option prior to such date.

The Notes are issued in denominations of $1,000, and such principal amount is fully principal protected. If the Notes are not automatically redeemed or redeemed at our option prior to maturity and you hold your Notes to maturity, you will receive a cash payment at maturity equal to the principal amount of your Notes, in addition to one month’s interest. However, if you attempt to sell the Notes prior to maturity or, if the Securities are redeemed (either automatically or at our option), prior to the redemption date, the market value of the Notes may be less than the principal amount of the Notes.

The Notes are subject to an automatic redemption feature, the likelihood and timing of which depends on the rate of principal repayment on a pool of fixed-rate, level payment, fully amortizing mortgages formed by the Federal National Mortgage Association (“Fannie Mae”) and identified by Fannie Mae as Pool Number 831368 (the "Reference Pool"). The Reference Pool underlies the mortgage participation certificates issued by Fannie Mae on March 1, 2006 with CUSIP No. 31407HTZ9. At its origination on March 1, 2006, the Reference Pool had an original principal balance of $114,288,915.

Any class of Notes will be automatically redeemed, in whole but not in part, if, on any review date, the most recent pool factor reported by Bloomberg L.P. for the Reference Pool (the "Current Pool Factor") is less than or equal to the Current Threshold Factor on such review date, with cash payment to follow on the redemption date.

Each month, Fannie Mae calculates and publishes a pool factor in relation to the Reference Pool, which is an exact decimal, truncated to eight decimal places, equal to the total outstanding principal balance of all mortgages in the Reference Pool divided by the total original principal balance of all mortgages in the Reference Pool. Following publication by Fannie Mae, such pool factor is reported by Bloomberg L.P. The Current Pool Factor for a given review date is the most recent pool factor reported by Bloomberg L.P. as of such review date. Currently this information is available by typing “fn831368 <Mtge> PDI <go>” on Bloomberg.

The Current Pool Factor will decrease over time as the principal balance of the mortgage loans comprising the Reference Pool is repaid as a result of regularly scheduled repayments, and prepayments, of principal by the borrowers. In general, the greater the rate of increase in principal payments (including prepayments) of the mortgage loans comprising the Reference Pool over a given period of time, the greater will be the corresponding decrease of the Current Pool Factor over that same period of time.

The threshold factor applicable to any given class of Notes on any given review date is the value set forth opposite the month in which each such review date would ordinarily fall in the table set forth in, with

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respect to the Class A1 Notes and Class B1 Notes, Annex A to this document and, with respect to the Class A2 Notes and Class B2 Notes, Annex B to this document (the "Current Threshold Factor" with respect to such class of Notes).

In addition to the automatic redemption feature of the Notes, we may, at our option, redeem any class of Notes, in whole but not in part, by giving written notice to the trustee of our intention to do so on any optional redemption notification date. Unlike automatic redemption, which may occur in any month from September 2007 onwards, the earliest we may exercise our option to redeem the Notes is on February 25, 2008 by giving notice on the January 31, 2008 optional redemption notification date.

A review date is the fifth business day prior to an interest payment date (other than the maturity date). The final review date will be the fifth business day before the interest payment date that is immediately prior to the maturity date.

An optional redemption notification date is the last business day of the calendar month immediately preceding each interest payment date from the February 2008 interest payment date onwards (other than the maturity date). Assuming the Notes have not been automatically redeemed before such time, the first optional redemption notification date will be on January 31, 2008.

A redemption date is the interest payment date immediately following either (1) a review date on which automatic redemption of the Notes is triggered or (2) an optional redemption notification date on which notice of optional redemption of the Notes is given by us to the trustee.

If the Notes are automatically redeemed or redeemed at our option, you will receive a cash payment on the redemption date equal to the principal amount of your Notes, in addition to one month’s interest. If the Notes are not automatically redeemed or redeemed at our option prior to maturity, your investment in the Notes will continue until the maturity date, absent any sale by you in the secondary market. You will have no right of early redemption otherwise.

Interest will be paid monthly on the 25th day of each month, from September 25, 2007 until either the maturity date or, if your Notes have been automatically redeemed or redeemed at our option prior to that date, the redemption date. We refer to these dates as "interest payment dates.” The interest payment on any interest payment date will include any interest calculated for the interest accrual period corresponding to such interest payment date. For the Class A1 Notes and Class A2 Notes, the corresponding interest accrual period is, with respect to the first interest payment date, the period from and including the issue date to but excluding such interest payment date and, for subsequent interest payment dates, the one-month period from and including the immediately preceding interest payment date to but excluding such interest payment date. For the Class B1 Notes and Class B2 Notes, the interest accrual period corresponding to any interest payment date is the calendar month preceding the month in which such interest payment date occurs.

	Class A1 Notes, Class A2 Notes	Class B1 Notes, Class B2 Notes
Delay between Interest Accrual Period and Interest Payment	0 days (subject to the business day convention)	24 days (subject to the business day convention)

First Day of Initial Interest Accrual Period	Date of issuance	1st calendar day of the month of issuance

Initial Interest Payment Date	September 25, 2007 (subject to the business day convention)	September 25, 2007 (subject to the business day convention)

Initial Coupon	52 days’ interest (August 3rd to September 24th)	Regular (equivalent to the interest rate x 30/360)

Full Price at Issuance	100.00000000	100.00000000 plus accrued interest from and including the first calendar day of the month of issuance to but excluding the issue date

Initial Review Date	September 18, 2007	September 18, 2007

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Unlike some mortgage-backed or mortgage-linked investments which may pay both principal and interest in monthly payments, the monthly coupon payments on the Notes consist solely of interest. An investor’s principal is returned only at maturity or upon redemption. Moreover, unlike some mortgage-backed or mortgage-linked investments, the monthly coupon payments on the Notes will be at the rate described in this document for the applicable class of Notes, without regard to the lending rates on the mortgage loans comprising the Reference Pool.

For a further description of how your interest payments as well as how your payment upon the earlier of maturity or redemption will be calculated, see “– How Do the Notes Perform? – Hypothetical Examples” in this document and "Prepayment Hypotheticals" in Annex C to this document.

What Are Some of the Risks of the Notes?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this document.

•

Any Automatic or Optional Redemption of the Notes May Limit Your Return – Upon any automatic redemption or redemption at our option, we will pay you 100% of the principal amount of the Notes, plus one month’s interest, on the redemption date. However, you may not be able to reinvest those proceeds at that time in an investment with an effective interest rate as high as the effective interest rate on the Notes.

•	Liquidity Risk – The Notes will not be listed on any securities exchange. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Notes easily.

•

Optional Redemption Risk – We may redeem the Notes at our option, and in our sole discretion, on any interest payment date (other than the maturity date) beginning with the January 2008 interest payment date. As a result, the principal amount of your Notes may be returned earlier than otherwise anticipated at a time that it cannot be reinvested in products generating an equivalent or greater yield.

•

Automatic Redemption Risk – If the rate of principal payments on the mortgage loans comprising the Reference Pool rises, the Current Pool Factor may decrease at a greater rate than it otherwise would have. Any decrease in the Current Pool Factor increases the risk that the Notes will be automatically redeemed. As a result, the principal amount of your Notes may be returned earlier than otherwise anticipated at a time that it cannot be reinvested in products generating an equivalent or greater yield. Because mortgagors generally may prepay their mortgage loans at any time, the rate of principal payments is likely to vary over time. If actual prepayment rates do not fall below historical prepayment rates, it is likely that the Notes will be automatically redeemed prior to maturity. We cannot, however, give any assurance as to the certainty or timing of any such redemption. The prepayment rate is influenced by a complex array of factors and we cannot predict what the prepayment experience of the mortgage loans comprising the Reference Pool will be in any future periods.

•

Risks Related to the Reference Pool – As the automatic redemption feature of the Notes is linked to the Reference Pool, the likelihood that the Notes will be automatically redeemed and the timing of any such redemption will be affected by risks to which the mortgage loans comprising the Reference Pool are themselves subject. Such risks include, but are not limited to, interest rate risk, the financial condition of the underlying mortgagors, general economic conditions, the condition of the financial markets, political events and developments in any particular industry or geographic area, any concentrations with respect to property type, occupancy type, geographic location or other specific characteristic that now exist or might later develop (depending on the prepayment behavior of the underlying mortgagors) in the Reference Pool.

FWP-3

•

Extension Risk – If the rate of principal payments on the mortgage loans comprising the Reference Pool decreases, the Current Pool Factor may decrease at a slower rate than it otherwise would have. A slower rate of decrease in the Current Pool Factor decreases the likelihood that the Notes will be automatically redeemed. If the Notes are not automatically redeemed and are not redeemed at our option, then, absent a sale in the secondary market, the principal invested in the Notes will not be available to invest in potentially higher yielding investments which may then be available. You will have no right of early redemption otherwise. Because mortgagors generally may prepay their mortgage loans at any time, the rate of principal payments is likely to vary over time. If actual prepayment rates do not fall below historical prepayment rates, it is likely that the Notes will be automatically redeemed prior to maturity. We cannot, however, give any assurance as to the certainty or timing of any such redemption. The prepayment rate is influenced by a complex array of factors and we cannot predict what the prepayment experience of the mortgage loans comprising the Reference Pool will be in any future periods.

Is This the Right Investment for You?

The Notes may be a suitable investment for you if:

•	You seek a guaranteed return of principal.

•	You are willing to hold your investment to maturity.

•	You seek a higher return than fixed income investments with comparable maturities and credit ratings without automatic or optional redemption features.

•	You seek enhanced returns without accompanying increase in credit risk.

•

You accept the risk that, if your investment is automatically redeemed or redeemed at our option, you may not be able to reinvest your redemption proceeds at an effective interest rate as high as the interest rate on the Notes.

•	You seek current income from this investment.

•

You are willing to accept the risk that increases in the repayment rate on the mortgage loans comprising the Reference Pool may, depending on the timing and magnitude of such increases, trigger an automatic redemption of the Notes on a given review date.

The Notes may not be a suitable investment for you if:

•	You seek an investment for which there will be an active secondary market.

•	You are unable or unwilling to hold the Notes to maturity.

•	You seek an investment with a guaranteed term.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments of comparable maturities and credit ratings without automatic redemption features.

•

You are not willing to accept the risk of an investment whose tenor is affected by the prepayment rates on the mortgage loans comprising the Reference Pool, which is in turn influenced by a variety of economic, social and other factors, including local and regional economic conditions, homeowner mobility and the availability of, and costs associated with, alternate financing.

•	You are not willing to accept the risk of an investment whose tenor is affected by the option of the issuer to redeem at its discretion.

What Are the Tax Consequences?

In the opinion of our counsel, Sullivan & Cromwell LLP, you will be taxed on any interest on your Notes at the time you receive the interest or when it accrues, depending on your method of accounting.

FWP-4

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see “Supplemental Tax Considerations — Supplemental U.S. Tax Considerations” below.

How Do the Notes Perform?

The following three examples illustrate the mechanics of how the Notes are redeemed or mature in different scenarios:

Example 1 (Automatic Redemption): The Current Pool Factor on September 18, 2007 (5 business days prior to September 25, 2007) is 0.78000000. The table in Annex A indicates that the Current Threshold Factor for Class A1 Notes and Class B1 Notes for September 2007 is 0.79444181. Because the Current Pool Factor is less than the Current Threshold Factor applicable to these classes of Notes, the Class A1 Notes and Class B1 Notes will be automatically redeemed. If you are the holder of Class A1 Notes or Class B1 Notes, you will receive the principal amount of such Notes and one-month’s coupon on such Notes on September 25, 2007.

The table in Annex B indicates that the Current Threshold Factor for Class A2 Notes and Class B2 Notes for September 2007 is 0.75430431. Because the Current Pool Factor is greater than the Current Threshold Factor applicable to these classes of Notes, the Class A2 Notes and Class B2 Notes will not be automatically redeemed. In addition, because we may not exercise our option to redeem the Notes until February, 2008, the Class A2 Notes and Class B2 Notes may not be redeemed at our option. Hence, If you are the holder of Class A2 Notes and Class B2 Notes, you will receive a regular payment of one month’s coupon on September 25, 2007.

Example 2 (No Redemption to Maturity): The Current Pool Factor remains above the Current Threshold Factor for all four classes of Notes from the first review date in September 2007 to the last review date in September 2029. In addition, we do not exercise our option to redeem throughout the life of the Notes. In this scenario, if you are the holder of any of the four classes of Notes, you will receive a cash payment on the maturity date of October 25, 2029 (subject to the business day convention) equal to the full principal amount of the Notes plus one month’s coupon.

Example 3 (Optional Redemption): The Current Pool Factor remains above the Current Threshold Factor for all classes of Notes from the first review date in September 2007 until the March 2010 review date. However, on the optional redemption notification date on March 31, 2010, we exercise our option to redeem the Class A1 Notes and Class B1 Notes. On the April 2010 review date, the Current Threshold Factor for all four classes of Notes remains above the Current Pool Factor for such month. As a result of our having exercised our option to redeem with respect to the Class A1 Notes and Class B1 Notes, if you are the holder of Class A1 Notes or Class B1 Notes, you will receive the principal amount of such Notes and one-month’s coupon on such Notes on April 26, 2010, and your investment in the notes will terminate though the Current Threshold Factor applicable to such Notes did not fall below the Current Pool Factor on the April 2010 review date. In contrast, if you are a holder of Class A2 Notes or Class B2 Notes, because no automatic redemption will have occurred and because we did not exercise our right to redeem with respect to your Notes, you will receive only one-month’s coupon on April 26, 2010 and your investment in the Notes will continue.

RISK FACTORS

The Notes are unsecured obligations of Barclays Bank PLC and are not secured debt. This section describes the most significant risks relating to an investment in the Notes. We urge you to read the section “Risk Factors” beginning on page S-3 of the prospectus supplement as the following highlights some, but not all of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings: “Risk Factors – Risks Relating To All Notes” and “Risk Factors – Additional Risks Relating to Notes Which We May Call or Redeem (Automatically or Otherwise)”.

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Reinvestment Risk Associated With Any Automatic Redemption or Optional Redemption of the Notes May Limit Your Return

If the Current Pool Factor on any given review date is less than or equal to the Current Threshold Factor on any given review date, the Notes will be automatically redeemed. In addition, we may, at our discretion, exercise our option to redeem the Notes on any interest payment date (other than the maturity date) beginning with the February 2007 interest payment date. Your ability to receive the interest payments during the stated term is limited by both the automatic redemption feature of the Notes, as well as our ability to redeem the Notes at our option from the February 2007 interest payment date onwards. Upon any redemption, we will pay you 100% of the principal amount of the Notes, plus one month’s interest. However, you may not be able to reinvest those proceeds at that time in an investment with an effective interest rate as high as the effective interest rate on the Notes. Since prevailing interest rates are subject to fluctuation, there can be no assurance that you will be able to reinvest the payments received on the Notes at yields equaling or exceeding the yield on the Notes. It is possible that yields on such reinvestments will be lower, and may be significantly lower, than the yield on the Notes. You should carefully consider the related reinvestment risk in light of other investments that may be available to you.

Extension Risk May Limit Your Return

If the rate of principal payments on the mortgage loans comprising the Reference Pool decreases, the Current Pool Factor may decrease at a slower rate than it otherwise would have. A slower rate of decrease in the Current Pool Factor decreases the likelihood that the Notes will be automatically redeemed. If the Notes are not automatically redeemed and are not redeemed at our option, then, absent a sale in the secondary market, the principal invested in the Notes will not be available to invest in potentially higher yielding investments which may then be available. You will have no right of early redemption otherwise. If actual prepayment rates do not fall below historical prepayment rates, it is likely that the Notes will be automatically redeemed prior to maturity. We cannot, however, give any assurance as to the certainty or timing of any such redemption. The prepayment rate is influenced by a complex array of factors and we cannot predict what the prepayment experience of the mortgage loans comprising the Reference Pool will be in any future periods.

Your Return on the Notes Is Limited to the Principal Amount Plus Interest

Whether the Notes are held until maturity, automatically redeemed or redeemed at our option prior to maturity, you will receive no more than the principal amount of your Notes plus one month’s interest on the maturity date or redemption date, as applicable, regardless of any appreciation in the value of the mortgage participation certificates which the Reference Pool underlies, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in such or similar mortgage participation certificates during the term of the Notes.

Market Factors May Influence Whether the Notes are Automatically Redeemed Prior to Their Maturity Date

Because prepayment rates on the mortgage loans comprising the Reference Pool may be affected by movements in market interest rates, movements in market interest rates may consequently also affect the likelihood that your Notes will be automatically redeemed. In general, as mortgage interest rates decline, borrowers tend to refinance their current, higher rate mortgages, which results in faster prepayment rates on the mortgage loans comprising the Reference Pool. On the other hand, as mortgage interest rates increase, borrowers tend not to refinance their mortgages, which results in slower prepayment rates on the mortgage loans comprising the Reference Pool. If the Notes are automatically redeemed or redeemed at our option prior to maturity, you may be unable to invest in securities with similar risk and yield as the Notes.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity

Although you will not receive less than the principal amount of the Notes if you hold the Notes to maturity, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

Lack of Liquidity

The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

Principal Payment Rates and Prepayment Behavior is Difficult to Predict

If the rate of principal payments (including prepayments) on the mortgage loans comprising the Reference Pool rises, this will cause the Current Pool Factor to decrease at a faster rate than it otherwise would have. A decrease in the Current Pool Factor will, in turn, increase the likelihood that the Notes will be automatically redeemed prior to maturity.

The rates of prepayments of mortgages, and therefore the rates of principal payments on the mortgage loans comprising the Reference Pool, are influenced by a variety of economic, social and other factors, including local and regional economic conditions, homeowner mobility and the availability of, and costs associated with, alternate financing. Such factors include but are not limited to:

•	Prevailing mortgage interest rates

•	Interest rate on the mortgage loans underlying the Reference Pool

•	Mortgage characteristics, such as the geographic location of the mortgaged properties, loan size, borrower credit scores or loan-to-value ratios.

•

Procedures implemented by mortgage originators and servicers to ease the burden on themselves and borrowers of processing refinance loans, which include reducing the amount of documentation and costs required to refinance and easing underwriting standards, which could encourage borrowers to refinance their mortgages.

•	Characteristics of the borrowers (such as credit rating) and their equity positions in their houses (whether the loan to value ratio is high or low).

•	The rate of defaults and resulting repurchases of the mortgages in a mortgage pool.

•	Active solicitation by originators and servicers to induce borrowers to refinance their mortgages.

If actual prepayment rates do not fall below historical prepayment rates, it is likely that the Notes will be automatically redeemed prior to maturity. We cannot, however, give any assurance as to the certainty or timing of any such redemption. Since so many factors will affect the prepayment rate, we cannot predict the rate at which mortgagors will repay the mortgage loans comprising the Reference Pool. We cannot

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assure you that the actual prepayment rates of the mortgage loans comprising the Reference Pool will conform to any historical prepayment rates or any forecasts of prepayment rates described or reflected in any reports or studies relating to pools of mortgage loans.

Repurchase of the Mortgage Loans by Fannie Mae May Increase the Risk of Automatic Redemption

A mortgage repurchase by Fannie Mae will be treated by Fannie Mae as a prepayment in full of the mortgage being repurchased for purposes of calculating the Current Pool Factor. Fannie Mae may exercise discretion regarding whether and when to repurchase delinquent or defective mortgage loans, and is expected to apply that discretion to repurchase decisions according to the criteria it employs for comparable mortgage loans and securities without regard to the potential or actual impact of such exercise on the Reference Pool or the Notes. Such repurchases will increase the prepayment rate of the mortgage loans comprising the Reference Pool. As an increase in the prepayment rate will cause the Current Pool Factor to decrease further than it otherwise would have, repurchases by Fannie Mae will, accordingly, also increase the likelihood that your Notes will be automatically redeemed.

Geographic Concentration of the Mortgage Loans Comprising the Reference Pool in Particular Jurisdictions May Result in Greater Losses and Delinquencies in Mortgage Loans If Those Jurisdictions Experience Economic Downturns

Different geographic regions of the United States from time to time will experience weaker regional economic conditions and housing markets, and, consequently, may experience higher rates of loss and delinquency on mortgage loans generally. Any regional concentration of the mortgage loans in a mortgage pool may present risk considerations in addition to those generally present for similar mortgage pools without such concentration. A downturn in the economy in this region of the country would more greatly affect the mortgage pool than if the mortgage pool were more diversified. For example, a greater incidence of borrower default in such a region would increase the rate of principal payments, causing the Current Pool Factor to decrease further than it otherwise would have, and in turn increasing the risk of an automatic redemption of the Notes.

Because of the relative geographic concentration of the mortgaged properties within certain states, delinquencies on the mortgage loans may be higher than would be the case if the mortgaged properties were more geographically diversified. For example, some of the mortgaged properties may be more susceptible to certain types of special hazards, such as earthquakes, hurricanes, floods, fires and other natural disasters and major civil disturbances, than residential properties located in other parts of the country. In addition, the economies of the states with high concentrations of mortgaged properties may be adversely affected to a greater degree than the economies of other areas of the country by certain regional developments. If the residential real estate markets in an area of concentration experience an overall decline in property values after the dates of origination of the respective mortgage loans, then the rates of delinquencies, foreclosures and losses on the mortgage loans may increase and the increase may be substantial.

Moreover, the concentration of mortgage loans comprising the Reference Pool with specific characteristics relating to the types of properties, property characteristics and geographic location is likely to change over time due to varying rates of principal payments on the mortgage loans comprising the Reference Pool. You should be aware that the prepayment experience of individual mortgage loans comprising the Reference Pool may have a more significant impact on concentration than would be the case if the Reference Pool were made up of multiple mortgage loan pools.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. We will, among other things, determine the interest payments to be made on your Notes, whether your Notes will be subject to automatic

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redemption, and the amount of the return paid out to you on the Notes at maturity or on a redemption date. For a more detailed description of the calculation agent’s role, see “Description of Medium-Term Notes – Calculations and Calculation Agent” in the prospectus supplement.

If Fannie Mae were to discontinue or suspend calculation or publication of the Current Pool Factor or, despite continued publication of the Current Pool Factor, our right to use the Current Pool Factor is suspended or terminated, the calculation agent may be required to approve a successor Current Pool Factor or a successor Reference Pool. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Additional Terms of the Notes – Discontinuance of the Current Pool Factor” in this document.

The calculation agent will exercise its judgment when performing its functions. Since any determinations made by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

Actions by Fannie Mae May Affect the Reference Pool

Actions by Fannie Mae may have an adverse effect on the Reference Pool or the price of the mortgage participation certificates which the Reference Pool underlies and, consequently, on the market value of the Notes should you decide to sell your Notes in the secondary market as well as on the calculation of the Current Pool Factor and thus the likelihood that your Notes will be automatically redeemed. Fannie Mae will not be involved with the administration, marketing or trading of the Notes or have any obligations with respect to the amounts to be paid to you on any interest payment date, at maturity or on a redemption date, or to consider your interests as an owner of Notes when it takes any actions that might affect the market value of the Notes or the likelihood that your Notes will be automatically redeemed. Fannie Mae will not receive any of the proceeds of any offering of the Notes and will not be responsible for, or have participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued.

We are not affiliated with Fannie Mae and we have no ability to control or predict their actions. These actions could include errors in information calculated or published by Fannie Mae regarding the Current Pool Factor or any discontinuance by them of such publication. Although we may currently, or in the future, engage in business with Fannie Mae, neither we, nor any of our affiliates, including the calculation agent, assumes any responsibility for the adequacy or accuracy of any publicly available information about Fannie Mae, whether the information is contained in this document or otherwise. You should make your own investigation into Fannie Mae and the Reference Pool.

THE REFERENCE POOL

Except as otherwise noted, all information regarding the Reference Pool provided in this document is derived from Fannie Mae, Bloomberg L.P. or other publicly available sources. Such information reflects the policies of Fannie Mae as stated in such sources, and such policies are subject to change by Fannie Mae. We do not assume any responsibility for the accuracy or completeness of such information.

The Reference Pool

The Reference Pool is a pool of fixed-rate, level payment, fully amortizing mortgages formed by Fannie Mae. The Reference Pool is identified by Fannie Mae as Pool Number 831368 and underlies the mortgage participation certificates issued by Fannie Mae on March 1st, 2006 with CUSIP No. 31407HTZ9.

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Fixed Rate Mortgages

Fixed-rate mortgages have interest rates that are fixed when the mortgage is originated and do not change. The type of fixed-rate mortgages that are acquired and pooled in the Reference Pool by Fannie Mae are level payment mortgages. Level payment mortgages generally have original or modified terms to maturity of 10, 15, 20 or 30 years and provide for equal scheduled monthly payments of principal and interest that will fully amortize the principal balance of the mortgage over its term and pay interest as due. These mortgages may include mortgages that have been converted from an adjustable to a fixed interest rate.

Below are key statistics regarding the composition of the Reference Pool (FN831368), as published by Fannie Mae (except as otherwise noted). Overview and Quartile Distribution information is as of July 1, 2007 (except as otherwise noted), whereas all other information is as of June 1, 2007. More recent information regarding the Reference Pool since the date of this document is available on Fannie Mae’s website at www.fanniemae.com. We do not assume any responsibility for the accuracy or completeness of such information.

Overview

Weighted average interest rate	6.380%
Original number of loans	649
Current number of loans	606
Weighted average loan age	16 months
Weighted average original loan term	359 months
Weighted average remaining maturity	341 months
Weighted average credit score	716
Weighed average loan-to-value ratio	74%
Median original loan size	$184,000

Quartile Distribution

The following quartile distribution tables highlight certain characteristics of the mortgage loans comprising the Reference Pool. Quartile 1 represents the range from the lowest value of the data to the data corresponding to the 25th percentile of the initial principal amount of the Reference Pool. Quartile 2 represents the range from the 25th percentile of the outstanding principal balance of the Reference Pool to the 50th percentile of the initial principal amount of the Reference Pool. Quartile 3 represents the range from the 50th percentile of the outstanding principal balance of the Reference Pool to the 75th percentile of the initial principal amount of the Reference Pool. Quartile 4 represents the range from the data corresponding to the 75th percentile of the initial principal amount of the Reference Pool to the highest data.

Quartile	Interest Rate
Quartile 1	6.250% - 6.250%
Quartile 2	6.250% - 6.375%
Quartile 3	6.375% - 6.500%
Quartile 4	6.500% - 6.875%

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Quartile	Original Loan to Value Ratio
Quartile 1	8% -67%
Quartile 2	67% -79%
Quartile 3	79% -80%
Quartile 4	80% -100%

Quartile	Current Loan to Value Ratio (as of June 1, 2007)
Quartile 1	23% -66%
Quartile 2	66% -79%
Quartile 3	79% -80%
Quartile 4	80% -100%

Quartile	Original Credit Score
Quartile 1	507 – 676
Quartile 2	676 – 723
Quartile 3	723 – 765
Quartile 4	765 – 817

Quartile	Current Credit Score (as of June 1, 2007)
Quartile 1	507 – 673
Quartile 2	673 – 723
Quartile 3	723 – 765
Quartile 4	765 – 817

Quartile	Remaining Term to Maturity
Quartile 1	17 months – 343 months
Quartile 2	343 months – 344 months
Quartile 3	344 months – 344 months
Quartile 4	344 months – 345 months

Quartile	Loan Age
Quartile 1	15 months – 16 months
Quartile 2	16 months – 16 months
Quartile 3	16 months – 16 months
Quartile 4	16 months – 23 months

Quartile	Current Loan Size
Quartile 1	$90,500 - $139,500
Quartile 2	$138,000 - $183,300
Quartile 3	$183,300 - $252,000
Quartile 4	$252,000 - $444,000

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Loan Purpose

The following table identifies the percentage of the current unpaid principal balance (or "UPB") of the Reference Pool and the percentage of current mortgage loans in the Reference Pool that are either purchase mortgages or refinance mortgages:

Loan Purpose	UPB	Loans
Purchase	38.82%	40.76%
Refinance	61.18%	59.24%

Property Type

The following table identifies the percentage of the current UPB of the Reference Pool and the percentage of mortgage loans in the Reference Pool that are either purchase mortgages or refinance mortgages:

Property Type	UPB	Loans
Single-Family	97.43%	97.69%
Multi-Family	2.57%	2.31%

Occupancy Status

The following table identifies the percentage of the current UPB of the Reference Pool and the percentage of mortgages in the Reference Pool that are secured by primary residences, second homes and investment properties:

Occupancy Status	UPB	Loans
Owner-occupied	93.61%	93.56%
Vacation	3.58%	3.30%
Investment	2.81%	3.14%

Geographic Concentration

The following table identifies the percentage of the current UPB of the Reference Pool and the percentage of mortgages in the Reference Pool that are secured by properties in a given US state:

State	UPB	Loans
AL	0.38	0.50%
AK	1.58	1.49%
AZ	3.69	3.30%
AR	0.15	0.17%
CA	5.93	4.13%
CO	0.74	0.99%
CT	2.14	2.15%
DC	0.35	0.17%
FL	6.77	7.59%
ID	0.21	0.33%
IL	9.39	9.41%
IN	2.42	2.48%
IA	1.52	1.65%

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KS	0.62	0.83%
LA	1.73	1.98%
ME	1.37	1.82%
MD	0.69	0.50%
MA	2.91	2.15%
MI	4.26	4.95%
MN	4.51	4.46%
MS	0.23	0.33%
MO	2.26	2.81%
MT	1.38	1.49%
NE	0.88	1.16%
NV	0.52	0.33%
NH	0.23	0.17%
NJ	1.01	0.83%
NM	0.55	0.50%
NY	3.07	2.48%
NC	1.3	1.16%
ND	0.36	0.50%
OH	3.97	5.12%
OK	0.29	0.33%
OR	1.46	0.99%
PA	4.12	3.63%
RI	0.15	0.17%
SC	0.56	0.50%
SD	0.21	0.33%
TN	1.02	1.16%
TX	4.6	4.29%
UT	3.41	3.47%
VA	0.44	0.33%
WA	1.6	1.32%
WI	13.7	14.36%
WY	1.32	1.32%

Historical Pool Factor Values

The following table sets forth historical pool factor values for the Reference Pool since October 2006, as calculated and published by Fannie Mae.

Month	Pool Factor
October 2006	0.966438030
November 2006	0.965297750
December 2006	0.963326710
January 2007	0.952300560
February 2007	0.949768370
March 2007	0.937479880
April 2007	0.919810110
May 2007	0.909660120
June 2007	0.900314970
July 2007	0.892844730

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The text and table above are included solely for information purposes. The table is not intended to reflect the likely or anticipated principal repayment experience of the Reference Pool or any of the mortgage loans comprising the Reference Pool during any future periods. You must make your own assumptions regarding the future principal repayment experience of the Reference Pool and the effect of such repayment on the likelihood that your Notes will be automatically redeemed prior to maturity.

The text and table above are included solely for information purposes. The table is not intended to reflect the likely or anticipated principal repayment experience of the Reference Pool or any of the mortgage loans comprising the Reference Pool during any future periods. You must make your own assumptions regarding the future principal repayment experience of the Reference Pool and the effect of such repayment on the likelihood that your Notes will be automatically redeemed prior to maturity.

ADDITIONAL TERMS OF THE NOTES

Interest Payments

Interest payments will be paid to the person in whose name the Notes are registered at 5:00 pm, New York City time, on the record date, which is the 24th day of each month, commencing in September 2007, but excluding the interest payment date corresponding to the maturity date or the redemption date, as applicable. Interest on the Notes to be paid on the maturity date or the redemption date, as applicable, will be paid to the person to whom the principal is payable.

Discontinuance of the Current Pool Factor

If Fannie Mae discontinues publication of the Current Pool Factor or, despite continued publication of the Current Pool Factor, our right to use the Current Pool Factor ends, and Fannie Mae or any other person or entity publishes a current pool factor related to the Reference Pool which the calculation agent determines to be comparable to the discontinued Current Pool Factor, or publishes a current pool factor to an alternative reference pool, both of which the calculation agent determines to be comparable to the discontinued Current Pool Factor and Reference Pool respectively, the calculation agent, in either case, may designate such current pool factor as a successor Current Pool Factor and, if applicable, such reference pool as a successor Reference Pool. In such case, the determination of whether the Notes should be automatically redeemed will be made by reference to such successor Current Pool Factor and, if applicable, such successor Reference Pool on the review date on which such determination is to be made.

A “comparable reference pool” is any reference pool determined by the Calculation Agent, in its sole discretion, to be comparable to the Reference Pool and that has, at the time of such determination, (i) at least 100 outstanding constituent mortgage loans, (ii) no more than 30% of the unpaid principal balance of the constituent mortgage loans geographically concentrated in a single state and (iii) a gross weighted average interest rate of the constituent mortgage loans that is within 0.25% above or below the gross weighted average interest rate of the constituent mortgage loans in the Reference Pool.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom and the

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United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the tax discussion under the accompanying prospectus supplement and is subject to the limitations and exceptions set forth therein.

In the opinion of our counsel, Sullivan & Cromwell LLP, you will be taxed on any interest on your Notes at the time you receive the interest or when it accrues, depending on your method of accounting.

If you purchase Class B1 Notes or Class B2 Notes in the initial offering, you may elect to decrease the issue price of such Notes by the amount of pre-issuance accrued interest. If you make this election, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your Note.

For further discussion of the tax consequences applicable to you, please see the accompanying prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about , which is the business day following the pricing date (this settlement cycle being referred to as “T+ [•]”). See “Plan of Distribution” in the prospectus supplement.

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ANNEX A

TABLE OF THRESHOLD FACTORS FOR CLASS A1 NOTES / CLASS B1 NOTES

Month of Review	Scheduled Factor	Month of Review	Scheduled Factor	Month of Review	Scheduled Factor
Sep 2007	0.79444181	Apr 2015	0.33788821	Nov 2022	0.19124246
Oct 2007	0.78978172	May 2015	0.33464438	Dec 2022	0.19062283
Nov 2007	0.78494062	Jun 2015	0.33145757	Jan 2023	0.19001474
Dec 2007	0.77992118	Jul 2015	0.32832681	Feb 2023	0.18941798
Jan 2008	0.77472620	Aug 2015	0.32525114	Mar 2023	0.18883235
Feb 2008	0.76935858	Sep 2015	0.32222961	Apr 2023	0.18825765
Mar 2008	0.76382135	Oct 2015	0.31926128	May 2023	0.18769370
Apr 2008	0.75811763	Nov 2015	0.31634526	Jun 2023	0.18714029
May 2008	0.75225067	Dec 2015	0.31348063	Jul 2023	0.18659725
Jun 2008	0.74622379	Jan 2016	0.31066652	Aug 2023	0.18606438
Jul 2008	0.74004044	Feb 2016	0.30790206	Sep 2023	0.18554151
Aug 2008	0.73370417	Mar 2016	0.30518640	Oct 2023	0.18502846
Sep 2008	0.72721858	Apr 2016	0.30251869	Nov 2023	0.18452505
Oct 2008	0.72077811	May 2016	0.29989811	Dec 2023	0.18403112
Nov 2008	0.71438244	Jun 2016	0.29732385	Jan 2024	0.18354648
Dec 2008	0.70803126	Jul 2016	0.29479512	Feb 2024	0.18307098
Jan 2009	0.70172428	Aug 2016	0.29231112	Mar 2024	0.18260446
Feb 2009	0.69546120	Sep 2016	0.28987110	Apr 2024	0.18214675
Mar 2009	0.68924171	Oct 2016	0.28747429	May 2024	0.18169769
Apr 2009	0.68306553	Nov 2016	0.28511994	Jun 2024	0.18125714
May 2009	0.67693235	Dec 2016	0.28280734	Jul 2024	0.18082493
Jun 2009	0.67084189	Jan 2017	0.28053575	Aug 2024	0.18040092
Jul 2009	0.66479385	Feb 2017	0.27830446	Sep 2024	0.17998497
Aug 2009	0.65878795	Mar 2017	0.27611280	Oct 2024	0.17957692
Sep 2009	0.65282390	Apr 2017	0.27396006	Nov 2024	0.17917664
Oct 2009	0.64690142	May 2017	0.27184559	Dec 2024	0.17878399
Nov 2009	0.64102022	Jun 2017	0.26976871	Jan 2025	0.17839882
Dec 2009	0.63518002	Jul 2017	0.26772878	Feb 2025	0.17802102
Jan 2010	0.62938055	Aug 2017	0.26572517	Mar 2025	0.17765043
Feb 2010	0.62362153	Sep 2017	0.26375723	Apr 2025	0.17728694
Mar 2010	0.61790269	Oct 2017	0.26182437	May 2025	0.17693041
Apr 2010	0.61222374	Nov 2017	0.25992596	Jun 2025	0.17658072
May 2010	0.60658443	Dec 2017	0.25806142	Jul 2025	0.17623775
Jun 2010	0.60098447	Jan 2018	0.25623016	Aug 2025	0.17590138
Jul 2010	0.59542361	Feb 2018	0.25443160	Sep 2025	0.17557148
Aug 2010	0.58990158	Mar 2018	0.25266518	Oct 2025	0.17524794
Sep 2010	0.58441811	Apr 2018	0.25093034	Nov 2025	0.17493065
Oct 2010	0.57897294	May 2018	0.24922653	Dec 2025	0.17461948
Nov 2010	0.57356581	Jun 2018	0.24755321	Jan 2026	0.17431434
Dec 2010	0.56819647	Jul 2018	0.24590986	Feb 2026	0.17401511
Jan 2011	0.56286465	Aug 2018	0.24429596	Mar 2026	0.17372169
Feb 2011	0.55757011	Sep 2018	0.24271099	Apr 2026	0.17343396
Mar 2011	0.55231258	Oct 2018	0.24115446	May 2026	0.17315183
Apr 2011	0.54709182	Nov 2018	0.23962587	Jun 2026	0.17287520

A-1

Month of Review	Scheduled Factor	Month of Review	Scheduled Factor	Month of Review	Scheduled Factor
May 2011	0.54190757	Dec 2018	0.23812473	Jul 2026	0.17260396
Jun 2011	0.53675960	Jan 2019	0.23665058	Aug 2026	0.17233801
Jul 2011	0.53164765	Feb 2019	0.23520293	Sep 2026	0.17207727
Aug 2011	0.52657147	Mar 2019	0.23378133	Oct 2026	0.17182163
Sep 2011	0.52153083	Apr 2019	0.23238532	Nov 2026	0.17157101
Oct 2011	0.51652547	May 2019	0.23101446	Dec 2026	0.17132531
Nov 2011	0.51155518	Jun 2019	0.22966832	Jan 2027	0.17108443
Dec 2011	0.50661969	Jul 2019	0.22834646	Feb 2027	0.17084831
Jan 2012	0.50171878	Aug 2019	0.22704846	Mar 2027	0.17061683
Feb 2012	0.49685222	Sep 2019	0.22577390	Apr 2027	0.17038993
Mar 2012	0.49201976	Oct 2019	0.22452238	May 2027	0.17016752
Apr 2012	0.48722118	Nov 2019	0.22329349	Jun 2027	0.16994951
May 2012	0.48245625	Dec 2019	0.22208684	Jul 2027	0.16973583
Jun 2012	0.47772473	Jan 2020	0.22090204	Aug 2027	0.16952640
Jul 2012	0.47302641	Feb 2020	0.21973871	Sep 2027	0.16932113
Aug 2012	0.46836105	Mar 2020	0.21859647	Oct 2027	0.16911995
Sep 2012	0.46372843	Apr 2020	0.21747496	Nov 2027	0.16892279
Oct 2012	0.45912832	May 2020	0.21637382	Dec 2027	0.16872957
Nov 2012	0.45456052	Jun 2020	0.21529268	Jan 2028	0.16854022
Dec 2012	0.45002479	Jul 2020	0.21423120	Feb 2028	0.16835467
Jan 2013	0.44552092	Aug 2020	0.21318903	Mar 2028	0.16817285
Feb 2013	0.44104869	Sep 2020	0.21216584	Apr 2028	0.16799469
Mar 2013	0.43660789	Oct 2020	0.21116130	May 2028	0.16782011
Apr 2013	0.43219830	Nov 2020	0.21017507	Jun 2028	0.16764907
May 2013	0.42781971	Dec 2020	0.20920683	Jul 2028	0.16748148
Jun 2013	0.42347191	Jan 2021	0.20825628	Aug 2028	0.16731729
Jul 2013	0.41915469	Feb 2021	0.20732310	Sep 2028	0.16715644
Aug 2013	0.41486784	Mar 2021	0.20640698	Oct 2028	0.16699885
Sep 2013	0.41061116	Apr 2021	0.20550763	Nov 2028	0.16684448
Oct 2013	0.40638444	May 2021	0.20462475	Dec 2028	0.16669326
Nov 2013	0.40218747	Jun 2021	0.20375805	Jan 2029	0.16654512
Dec 2013	0.39802006	Jul 2021	0.20290725	Feb 2029	0.16640003
Jan 2014	0.39388200	Aug 2021	0.20207207	Mar 2029	0.16625791
Feb 2014	0.38977309	Sep 2021	0.20125223	Apr 2029	0.16611872
Mar 2014	0.38569314	Oct 2021	0.20044747	May 2029	0.16598239
Apr 2014	0.38164194	Nov 2021	0.19965751	Jun 2029	0.16584888
May 2014	0.37763112	Dec 2021	0.19888210	Jul 2029	0.16571813
Jun 2014	0.37369045	Jan 2022	0.19812099	Aug 2029	0.16559009
Jul 2014	0.36981874	Feb 2022	0.19737391	Sep 2029	0.16546471
Aug 2014	0.36601480	Mar 2022	0.19664062	Oct 2029	0.16534194
Sep 2014	0.36227749	Apr 2022	0.19592088
Oct 2014	0.35860565	May 2022	0.19521445
Nov 2014	0.35499817	Jun 2022	0.19452109
Dec 2014	0.35145394	Jul 2022	0.19384058
Jan 2015	0.34797189	Aug 2022	0.19317268
Feb 2015	0.34455095	Sep 2022	0.19251717
Mar 2015	0.34119006	Oct 2022	0.19187384

A-1

ANNEX B

TABLE OF THRESHOLD FACTORS FOR CLASS A2 NOTES / CLASS B2 NOTES

Month of Review	Scheduled Factor	Month of Review	Scheduled Factor	Month of Review	Scheduled Factor
Sep 2007	0.75430431	Apr 2015	0.29775072	Nov 2022	0.15110496
Oct 2007	0.74964422	May 2015	0.29450689	Dec 2022	0.15048533
Nov 2007	0.74480312	Jun 2015	0.29132008	Jan 2023	0.14987724
Dec 2007	0.73978368	Jul 2015	0.28818932	Feb 2023	0.14928048
Jan 2008	0.73458870	Aug 2015	0.28511365	Mar 2023	0.14869485
Feb 2008	0.72922109	Sep 2015	0.28209211	Apr 2023	0.14812016
Mar 2008	0.72368385	Oct 2015	0.27912379	May 2023	0.14755620
Apr 2008	0.71798014	Nov 2015	0.27620776	Jun 2023	0.14700280
May 2008	0.71211317	Dec 2015	0.27334314	Jul 2023	0.14645975
Jun 2008	0.70608629	Jan 2016	0.27052903	Aug 2023	0.14592689
Jul 2008	0.69990295	Feb 2016	0.26776457	Sep 2023	0.14540402
Aug 2008	0.69356667	Mar 2016	0.26504890	Oct 2023	0.14489097
Sep 2008	0.68708109	Apr 2016	0.26238119	Nov 2023	0.14438756
Oct 2008	0.68064061	May 2016	0.25976061	Dec 2023	0.14389362
Nov 2008	0.67424494	Jun 2016	0.25718635	Jan 2024	0.14340899
Dec 2008	0.66789377	Jul 2016	0.25465762	Feb 2024	0.14293349
Jan 2009	0.66158679	Aug 2016	0.25217363	Mar 2024	0.14246696
Feb 2009	0.65532370	Sep 2016	0.24973360	Apr 2024	0.14200925
Mar 2009	0.64910422	Oct 2016	0.24733679	May 2024	0.14156020
Apr 2009	0.64292803	Nov 2016	0.24498245	Jun 2024	0.14111964
May 2009	0.63679485	Dec 2016	0.24266984	Jul 2024	0.14068744
Jun 2009	0.63070439	Jan 2017	0.24039825	Aug 2024	0.14026343
Jul 2009	0.62465635	Feb 2017	0.23816697	Sep 2024	0.13984747
Aug 2009	0.61865045	Mar 2017	0.23597530	Oct 2024	0.13943943
Sep 2009	0.61268640	Apr 2017	0.23382257	Nov 2024	0.13903915
Oct 2009	0.60676392	May 2017	0.23170809	Dec 2024	0.13864649
Nov 2009	0.60088272	Jun 2017	0.22963122	Jan 2025	0.13826133
Dec 2009	0.59504253	Jul 2017	0.22759129	Feb 2025	0.13788352
Jan 2010	0.58924306	Aug 2017	0.22558767	Mar 2025	0.13751293
Feb 2010	0.58348404	Sep 2017	0.22361974	Apr 2025	0.13714944
Mar 2010	0.57776519	Oct 2017	0.22168687	May 2025	0.13679291
Apr 2010	0.57208625	Nov 2017	0.21978847	Jun 2025	0.13644323
May 2010	0.56644693	Dec 2017	0.21792393	Jul 2025	0.13610026
Jun 2010	0.56084697	Jan 2018	0.21609267	Aug 2025	0.13576388
Jul 2010	0.55528611	Feb 2018	0.21429411	Sep 2025	0.13543398
Aug 2010	0.54976408	Mar 2018	0.21252768	Oct 2025	0.13511044
Sep 2010	0.54428061	Apr 2018	0.21079284	Nov 2025	0.13479315
Oct 2010	0.53883544	May 2018	0.20908903	Dec 2025	0.13448199
Nov 2010	0.53342832	Jun 2018	0.20741572	Jan 2026	0.13417685
Dec 2010	0.52805897	Jul 2018	0.20577237	Feb 2026	0.13387762
Jan 2011	0.52272716	Aug 2018	0.20415847	Mar 2026	0.13358419
Feb 2011	0.51743261	Sep 2018	0.20257350	Apr 2026	0.13329647
Mar 2011	0.51217508	Oct 2018	0.20101697	May 2026	0.13301434
Apr 2011	0.50695432	Nov 2018	0.19948838	Jun 2026	0.13273770

B-1

Month of Review	Scheduled Factor	Month of Review	Scheduled Factor	Month of Review	Scheduled Factor
May 2011	0.50177008	Dec 2018	0.19798724	Jul 2026	0.13246646
Jun 2011	0.49662210	Jan 2019	0.19651308	Aug 2026	0.13220052
Jul 2011	0.49151015	Feb 2019	0.19506543	Sep 2026	0.13193978
Aug 2011	0.48643397	Mar 2019	0.19364383	Oct 2026	0.13168414
Sep 2011	0.48139333	Apr 2019	0.19224782	Nov 2026	0.13143351
Oct 2011	0.47638798	May 2019	0.19087697	Dec 2026	0.13118781
Nov 2011	0.47141768	Jun 2019	0.18953083	Jan 2027	0.13094694
Dec 2011	0.46648220	Jul 2019	0.18820896	Feb 2027	0.13071081
Jan 2012	0.46158129	Aug 2019	0.18691096	Mar 2027	0.13047934
Feb 2012	0.45671472	Sep 2019	0.18563641	Apr 2027	0.13025244
Mar 2012	0.45188227	Oct 2019	0.18438488	May 2027	0.13003003
Apr 2012	0.44708369	Nov 2019	0.18315599	Jun 2027	0.12981202
May 2012	0.44231875	Dec 2019	0.18194934	Jul 2027	0.12959834
Jun 2012	0.43758724	Jan 2020	0.18076454	Aug 2027	0.12938890
Jul 2012	0.43288891	Feb 2020	0.17960121	Sep 2027	0.12918363
Aug 2012	0.42822355	Mar 2020	0.17845898	Oct 2027	0.12898246
Sep 2012	0.42359093	Apr 2020	0.17733747	Nov 2027	0.12878530
Oct 2012	0.41899083	May 2020	0.17623632	Dec 2027	0.12859208
Nov 2012	0.41442302	Jun 2020	0.17515518	Jan 2028	0.12840273
Dec 2012	0.40988729	Jul 2020	0.17409370	Feb 2028	0.12821718
Jan 2013	0.40538342	Aug 2020	0.17305154	Mar 2028	0.12803535
Feb 2013	0.40091119	Sep 2020	0.17202835	Apr 2028	0.12785719
Mar 2013	0.39647039	Oct 2020	0.17102380	May 2028	0.12768262
Apr 2013	0.39206080	Nov 2020	0.17003757	Jun 2028	0.12751157
May 2013	0.38768221	Dec 2020	0.16906934	Jul 2028	0.12734399
Jun 2013	0.38333441	Jan 2021	0.16811878	Aug 2028	0.12717980
Jul 2013	0.37901719	Feb 2021	0.16718560	Sep 2028	0.12701894
Aug 2013	0.37473035	Mar 2021	0.16626948	Oct 2028	0.12686136
Sep 2013	0.37047367	Apr 2021	0.16537013	Nov 2028	0.12670698
Oct 2013	0.36624694	May 2021	0.16448725	Dec 2028	0.12655576
Nov 2013	0.36204998	Jun 2021	0.16362056	Jan 2029	0.12640763
Dec 2013	0.35788256	Jul 2021	0.16276976	Feb 2029	0.12626253
Jan 2014	0.35374450	Aug 2021	0.16193458	Mar 2029	0.12612042
Feb 2014	0.34963560	Sep 2021	0.16111474	Apr 2029	0.12598122
Mar 2014	0.34555564	Oct 2021	0.16030997	May 2029	0.12584489
Apr 2014	0.34150445	Nov 2021	0.15952002	Jun 2029	0.12571138
May 2014	0.33749362	Dec 2021	0.15874461	Jul 2029	0.12558063
Jun 2014	0.33355295	Jan 2022	0.15798349	Aug 2029	0.12545259
Jul 2014	0.32968124	Feb 2022	0.15723641	Sep 2029	0.12532721
Aug 2014	0.32587731	Mar 2022	0.15650312	Oct 2029	0.12520444
Sep 2014	0.32213999	Apr 2022	0.15578339
Oct 2014	0.31846815	May 2022	0.15507695
Nov 2014	0.31486067	Jun 2022	0.15438360
Dec 2014	0.31131645	Jul 2022	0.15370308
Jan 2015	0.30783440	Aug 2022	0.15303518
Feb 2015	0.30441345	Sep 2022	0.15237968
Mar 2015	0.30105257	Oct 2022	0.15173634

B-2

ANNEX C

PREPAYMENT HYPOTHETICALS

Mortgage prepayment rates are commonly measured relative to a prepayment standard or model. One such model is The Bond Market Association’s standard prepayment model (“PSA”). PSA represents an assumed rate at which a pool of new mortgage loans will prepay.

The standard model, referred to as “100% PSA,” works as follows: the annualized prepayment rate is 0.2% of the then unpaid principal balance of the pool in the first month after the origination of the mortgages, which is then increased by an additional 0.2% each month until the 30th month, following which it would remain constant thereafter throughout the term of the mortgage. In short, the assumed annualized prepayment rate for “100% PSA” would thus be 0.4% in month 2, 0.6% in month 3, and so on, until it reaches 6% at month 30 and then remains at 6% for all later months.

Multiples of PSA are calculated in the same way. Thus, “150% PSA” means an annual prepayment rate of 0.3% in month 1, 0.6% in month 2, 0.9% in month 3 and 9% in month 30 and afterwards. Similarly, “200% PSA” means an annual prepayment rate of 0.4% in month 1, 0.8% in month 2, 1.2% in month 3, and 12% in month 30 and afterwards. The scenario where no prepayments are assumed to occur is “0% PSA.”

The following four tables illustrate certain prepayment hypotheticals with assumed coupon at different constant percentages of PSA. The top row of information represents the incremental shift of the Treasury Yield Curve. The second row represents the median of the prepayment speeds estimated by major mortgage dealers under these varied interest rate scenarios as of July 5, 2007, as calculated and published by Bloomberg as Consensus Speeds for FNCL 6.0 for new issue collateral. The remaining rows indicate, for the indicated prepayment speed, whether the Notes would be subject to automatic redemption, the modeled redemption date if automatic redemption would occur and the yield on your Notes to automatic redemption or maturity, as applicable.

Prepayment Sensitivity of Class A1 Notes: Price = 100.00, Coupon = 6.000%

Treasury Yield Curve	+300 basis points	+200 basis points	+100 basis points	No Change	-100 basis points	-200 basis points	-300 basis points
Speed of Prepayment	115% PSA	126% PSA	142% PSA	207% PSA	630% PSA	1392% PSA	1680% PSA
Automatic Redemption Prior to Maturity?	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Modeled Redemption Date	Sep 25, 2023	Jun 25, 2022	Jul 25, 2020	Jul 25, 2010	Feb 25, 2008	Oct 25, 2007	Oct 25, 2007
Yield to Maturity or Automatic Redemption	6.075	6.075	6.075	6.075	6.073	6.068	6.068

Prepayment Sensitivity of Class A2 Notes: Price = 100.00, Coupon = 6.050%

Treasury Yield Curve	+300 basis points	+200 basis points	+100 basis points	No Change	-100 basis points	-200 basis points	-300 basis points
Speed of Prepayment	115% PSA	126% PSA	142% PSA	207% PSA	630% PSA	1392% PSA	1680% PSA
Automatic Redemption Prior to Maturity?	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Modeled Redemption Date	Feb 25, 2026	Dec 25, 2024	Apr 25, 2023	Jul 25, 2013	Apr 25, 2008	Nov 25, 2007	Nov 25, 2007
Yield to Maturity or Automatic Redemption	6.127	6.127	6.127	6.126	6.124	6.121	6.121

Prepayment Sensitivity of Class B1 Notes: Price = 100.00, Coupon = 6.050%

Treasury Yield Curve	+300 basis points	+200 basis points	+100 basis points	No Change	-100 basis points	-200 basis points	-300 basis points
Speed of Prepayment	115% PSA	126% PSA	142% PSA	207% PSA	630% PSA	1392% PSA	1680% PSA
Automatic Redemption Prior to Maturity?	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Modeled Redemption Date	Sep 25, 2023	Jun 25, 2022	Jul 25, 2020	Jul 25, 2010	Feb 25, 2008	Oct 25, 2007	Oct 25, 2007
Yield to Maturity or Automatic Redemption	6.087	6.085	6.081	5.976	5.381	4.311	4.311

Prepayment Sensitivity of Class B2 Notes: Price = 100.00, Coupon = 6.100%

Treasury Yield Curve	+300 basis points	+200 basis points	+100 basis points	No Change	-100 basis points	-200 basis points	-300 basis points
Speed of Prepayment	115% PSA	126% PSA	142% PSA	207% PSA	630% PSA	1392% PSA	1680% PSA
Automatic Redemption Prior to Maturity?	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Modeled Redemption Date	Feb 25, 2026	Dec 25, 2024	Apr 25, 2023	Jul 25, 2013	Apr 25, 2008	Nov 25, 2007	Nov 25, 2007
Yield to Maturity or Automatic Redemption	6.141	6.139	6.137	6.095	5.595	4.833	4.833

The prepayment speeds in the foregoing tables represent the consensus estimates of major mortgage dealers based on historic prepayment rates. Such estimates should be not interpreted as an indication of the actual or expected prepayment speeds of the mortgages comprising the

Reference Pool. Moreover, the PSA model does not describe the historic performance of any particular pool of mortgage loans or predict the prepayment behavior of the mortgages comprising the Reference Pool. It is highly unlikely that the mortgages comprising the Reference Pool will prepay at any constant percentage of PSA or at any other constant rate.

The following table illustrates the scenario where no principal prepayments are made on the mortgages comprising the Reference Pool throughout the life of the Notes and only scheduled principal payments are made.

	Class A1 Notes Price = 100,Assumed Coupon = 6.000%	Class A2 Notes Price = 100,Assumed Coupon = 6.050%	Class B1 Notes Price = 100,Assumed Coupon = 6.050%	Class B2 Notes Price = 100,Assumed Coupon = 6.100%
Speed of Repayment	0% PSA	0% PSA	0% PSA	0% PSA
Automatic Redemption Prior to Maturity?	No	No	No	No
Maturity	October 25, 2029	October 25, 2029	October 25, 2029	October 25, 2029
Yield to Maturity	6.075	6.127	6.093	6.144

$[•]

BARCLAYS BANK PLC

Automatically Redeemable SMORESSM Notes due October 25, 2029

MEDIUM-TERM NOTES, SERIES A

FREE WRITING PROSPECTUS

July 16, 2007

(to Prospectus dated September 21, 2005 and

Prospectus Supplement dated November 1, 2006)